Exhibit 99.1

GameStop Announces Updated Time and Date for Annual Meeting of Stockholders

GRAPEVINE, Texas, June 13, 2024 (GLOBE NEWSWIRE) —GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) announced that its virtual annual meeting of stockholders, scheduled for June 13, 2024 at 10:00 a.m. CDT, was convened and adjourned, without any business being conducted, due to technical difficulties with the third-party hosting site. The meeting will be reconvened at 11:30 a.m. CDT on June 17, 2024, at meetnow.global/MT244SG.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS - SAFE HARBOR
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations and are subject to risks described in in the Company’s periodic filings made from time to time with the SEC and available at www.sec.gov or on the Company’s investor relations website (https://investor.gamestop.com). For example, forward-looking statements include statements regarding when the Company anticipates reconvening its annual meeting of stockholders. Forward-looking statements contained in this press release speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact
GameStop Investor Relations
817-424-2001
ir@gamestop.com